Exhibit 10.7

AMENDMENT NO. 1
TO THE NACCO INDUSTRIES, INC.
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective March 1, 2012)

NACCO Industries, Inc. hereby adopts this Amendment No. 1 to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (Amended and Restated Effective March 1, 2012) (the “Plan”). The terms of this Amendment shall be effective on the dates indicated herein. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.
Section 1

Effective October 1, 2012, Section 6 of the Plan is hereby amended (1) by changing the heading to read “Withholding Taxes/Offsets” and (2) by adding a new paragraph to the end thereof to read as follows:

“If, prior to the payment of any Award, it is determined by an Employer, in its sole and absolute discretion, that any amount of money is owed by the Participant to the Employer, the Award otherwise payable to the Participant may be reduced in satisfaction of the Participant's debt to such Employer. Such amount(s) owed by the Participant to the Employer may include, but is not limited to, the unused balance of any cash advances previously obtained by the Participant, or any outstanding credit card debt incurred by the Participant.”
Section 2

Effective October 1, 2012, Section 8(d) of the Plan is hereby amended in its entirety to read as follows:

“(d) Extraordinary Release of Restrictions.

(i)
A Participant may request in writing that a Committee member authorize the lapse of restrictions on a Transfer of such Award Shares if the Participant desires to dispose of such Award Shares for (A) the purchase of a principal residence for the Participant, (B) payment of medical expenses for the Participant, his spouse or his dependents, (C) payment of expenses for the education of the Participant, his spouse or his dependents for the next 18 months or (iv) any other extraordinary reason which the Committee has previously approved in writing. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions in the manner described in Subsection (c) of such number of Award Shares as the Committee shall authorize.

(ii)
A Participant who is employed by the Employers may request such a release at any time following the third anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 20% of such Award Shares may be released pursuant to this Subsection (d). A Participant who is no longer employed by the Employers may request such a release at any time following the second anniversary of the date the Award Shares were issued; provided that the restrictions on no more than 35% of such Award Shares may be released pursuant to this Subsection (d).”

Section 3

Effective as of, and contingent upon, the “Spin-Off Date” (as such term is defined in the 2012 Separation Agreement between the Company and Hyster-Yale Materials Handling, Inc.), Section III(2) of Appendix I of the Plan is hereby amended in its entirety to read as follows:

“Permitted Holders” shall mean, collectively, (i) the parties to the Amended and Restated 2012 Stockholders' Agreement, as further amended from time to time, by and among the “Depository”, the “Participating Stockholders” (both as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders' Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.”

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